Exhibit 4.89

SECOND AMENDMENT TO MULTI-CURRENCY
REVOLVING CREDIT FACILITY AND GUARANTY AGREEMENT

THIS SECOND AMENDMENT TO MULTI-CURRENCY REVOLVING CREDIT FACILITY AND GUARANTY AGREEMENT (this “Amendment”) is made as of the 10th day of March, 2006, by and among OUTBACK STEAKHOUSE JAPAN KK, a company incorporated in Japan under registered number 0104-01-050821 and whose registered office is at Fukuda Building West 2F, 11-3, Akasaka 2 - chome, Minato-ku, Tokyo (the “Borrower”), WACHOVIA BANK, NATIONAL ASSOCIATION, LONDON BRANCH (referred to herein as the “Bank”) and OUTBACK STEAKHOUSE, INC., OUTBACK STEAKHOUSE INTERNATIONAL, INC. and OUTBACK STEAKHOUSE INTERNATIONAL, L.P. (collectively referred to herein as the “Guarantors”).

R E C I T A L S:

The Borrower and the Bank have entered into that certain Multi-Currency Revolving Credit Facility dated as of October 24, 2003, as amended by that certain First Amendment to Multi-Currency Revolving Credit Facility and Guaranty Agreement dated as of April 27, 2004 (the “Credit Agreement”). Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement.

The Guarantors have executed and delivered that certain Guaranty Agreement dated October 24, 2003 as amended by that certain First Amendment to Multi-Currency Revolving Credit Facility and Guaranty Agreement dated as of April 27, 2004 (the “Guaranty Agreement”) for the benefit of the Bank.

The Borrower and Guarantors have requested the Bank to amend the Credit Agreement and the Guaranty Agreement to modify certain provisions of the Credit Agreement and the Guaranty Agreement as more fully set forth herein. The Bank, the Guarantors and the Borrower desire to amend the Credit Agreement and the Guaranty Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantors and the Bank, intending to be legally bound hereby, agree as follows:

SECTION 1. Recitals. The Recitals are incorporated herein by reference and shall be deemed to be a part of this Amendment.

SECTION 2. Amendment to Credit Agreement. The Credit Agreement is hereby amended as set forth in this Section 2.

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            SECTION 2.01. Amendments to Section 1.1.

(a)  The definitions of “Outback Credit Agreement” and “Repayment Date” as set forth in Section 1.1 of the Credit Agreement are amended and restated to read in their entirety as follows:

“Outback Credit Agreement” means that certain Amended and Restated Credit Agreement dated March 10, 2006, by and among Outback Steakhouse, Inc., the Banks party thereto, Wachovia Bank, National Association, as Agent, Wachovia Capital Markets, LLC, as Sole Arranger, SunTrust Bank, as Syndication Agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents, as in effect on the date hereof without regard and without giving effect to any waivers given by the Banks (as defined in the Outback Credit Agreement) after the date hereof or amendments agreed to by Outback Steakhouse, Inc. and the Banks (as defined in the Outback Credit Agreement) after the date hereof. Any definitions, terms, covenants, representations or other provisions of the Outback Credit Agreement that are incorporated herein will continue to be effective for purposes of this Agreement and the other Finance Documents, notwithstanding that the indebtedness under the Outback Credit Agreement has been or hereafter may be partially or fully repaid or the fact that the Outback Credit Agreement otherwise might be terminated.

“Repayment Date” means, in relation to an Advance, the last day of the Interest Period relating thereto for which such Advance was made and the “Final Repayment Date” shall mean 30th June 2011.

(b) Section 1.1 of the Credit Agreement is hereby amended to add the following definition:

“Second Amendment Closing Date” means March 10, 2006.

SECTION 2.02. Amendment to Section 6.1(c). Section 6.1(c) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(c) “Applicable Margin” shall be determined quarterly based upon the ratio of Consolidated Total Debt (calculated as of the last day of each Fiscal Quarter) to EBITDAR (calculated as of the last day of each Fiscal Quarter for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters), as follows:

Ratio of Consolidated
Total Debt to EBITDAR  Applicable Margin

Greater than 2.5    0.65%

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Greater than 2.0 but
equal to or less than 2.5           0.55%

Less than or equal to 2.0      0.45%

The Applicable Margin shall be determined effective as of the date (herein, the “Rate Determination Date”) which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (i) for the period from and including the Second Amendment Closing Date to but excluding the Rate Determination Date next following the Second Amendment Closing Date, the Applicable Margin shall be 0.45%, (ii) in the case of any Applicable Margin determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Rate Determination Date shall be the date which is 120 days after the last day of such final Fiscal Quarter and such Applicable Margin shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Rate Determination Date Outback Steakhouse, Inc. shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to Section 9(a)(1) or Section 9(a)(2) of the Guarantee with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Rate Determination Date, then for the period beginning on such Rate Determination Date and ending on the earlier of (A) the date on which Outback Steakhouse, Inc. shall deliver to the Bank the financial statements to be delivered pursuant to Section 9(a)(2) of the Guarantee with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which Outback Steakhouse, Inc. shall deliver to the Bank annual financial statements required to be delivered pursuant to Section 9(a)(1) of the Guarantee with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined as if the ratio of Consolidated Total Debt to EBITDAR was more than 2.5 at all times during such period. Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to each Advance outstanding on such Rate Determination Date; provided, that no Applicable Margin shall be decreased pursuant to this Clause 6.1(c) if an Event of Default is in existence on the Rate Determination Date.

SECTION 2.03. Amendment to Section 13.2. Section 13.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

13.2 The Borrower shall pay to the Bank a facility fee equal to the product of: (i) the aggregate of the daily average amounts of the Bank’s

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Commitment, times (ii) a per annum percentage equal to the Applicable Facility Fee Rate. Such facility fee shall accrue from and including the Closing Date to and including the Final Repayment Date. The facility fee shall be payable quarterly in arrears on the first Facility Fee Payment Date following each Facility Fee Determination Date and on the Final Repayment Date; provided that should the Commitment be terminated at any time prior to the Final Repayment Date for any reason, the entire accrued and unpaid facility fee shall be paid on the date of such termination. The “Applicable Facility Fee Rate” shall be determined quarterly based upon the ratio of Consolidated Total Debt (calculated as of the last day of each Fiscal Quarter) to EBITDAR (calculated as of the last day of each Fiscal Quarter for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters) as follows:

Ratio of Consolidated      Applicable
Total Debt to EBITDAR     Facility Fee Rate

Greater than 2.5      0.15%

Greater than 2.0
but equal to or less than 2.5                 0.125%

Less than or equal to 2.0               0.10%

The Applicable Facility Fee Rate shall be determined effective as of the date (herein, the “Facility Fee Determination Date”) which is 60 days after the last day of the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Facility Fee Rate so determined shall remain effective from such Facility Fee Determination Date until the date which is 60 days after the last day of the Fiscal Quarter in which such Facility Fee Determination Date falls (which latter date shall be a new Facility Fee Determination Date); provided that (i) for the period from and including the Second Amendment Closing Date to but excluding the Facility Fee Determination Date next following the Second Amendment Closing Date, the Applicable Facility Fee Rate shall be 0.10%; (ii) in the case of any Applicable Facility Fee Rate determined for the fourth and final Fiscal Quarter of a Fiscal Year, the Facility Fee Determination Date shall be the date which is 120 days after the last day of such final Fiscal Quarter and such Applicable Facility Fee Rate shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, and (iii) if on any Facility Fee Determination Date Outback Steakhouse, Inc. shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to Section 9(a)(1) of the Guarantee or Section 9(a)(2) of the Guarantee with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Facility Fee Determination Date, then for the period beginning on such Facility Fee Determination Date and ending on the

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earlier of (A) the date on which Outback Steakhouse, Inc. shall deliver to the Bank the financial statements to be delivered pursuant to Section 9(a)(2) of the Guarantee with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, and (B) the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to Section 9(a)(1) of the Guarantee with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Facility Fee Rate shall be determined as if the ratio of Consolidated Total Debt to EBITDAR was more than 2.5 at all times during such period. The Applicable Facility Fee Rate shall not be decreased pursuant to this Clause 13.2 if an Event of Default is in existence on the Facility Fee Determination Date.

Such facility fee shall be calculated on the Bank Basis and shall be payable in arrears as set forth above.

SECTION 2.04. Amendment to Section 23.1. Section 23.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

23.1 Save as otherwise provided herein, each notice, request, demand or other communication to be given or made under this Agreement shall be given in writing delivered personally or by letter by first class mail, or facsimile to the address or facsimile number of the addressee set out below:

(1) in the case of the Bank, if by facsimile to it at 020 7929 4645 Attention: Matt Scales, with a copy to (813) 276-6454 Attention: Lynn E. Culbreath, and if delivered personally or by letter to it at 1 Plantation Place, 30 Fenchurch Street, London, EC3M 3BD, Attention: Matt Scales, with a copy to 100 South Ashley Drive, FL4954, Suite 1000, Tampa, Florida 33602, Attention: Lynn E. Culbreath, provided, in all cases (delivery of a notice by facsimile, by personal delivery or by letter), with a copy emailed to the Bank at LOANADMIN.LONDON@WACHOVIA.COM; and

(2) in the case of the Borrower, if by facsimile to it at (404) 231-2167 Attention: Greg Walther, with a copy to (813) 286-2247 Attention: Dirk A. Montgomery, and if delivered personally or by letter to it at Outback Steakhouse International, 3390 Peachtree Road, Suite 200, Atlanta, GA 30326, Attention: Greg Walther, with a copy to Outback Steakhouse, Inc., 2202 North Westshore Boulevard, 5th Floor, Tampa, Florida 33607, Attention: Dirk A. Montgomery,

or at any other numbers or addresses or marked for the attention of such other person as the parties hereto may from time to time notify to each other.

SECTION 3. Amendment to Guaranty Agreement. The Guaranty Agreement is hereby amended as set forth in this Section 3.

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SECTION 3.01. Amendment to Section 8. The second sentence of Section 8 of the Guaranty Agreement is amended and restated to read in its entirety as follows:

As used in this Guaranty, “Outback Credit Agreement” means that certain Amended and Restated Credit Agreement dated March 10, 2006, by and among Outback Steakhouse, Inc., the banks party thereto, and Wachovia Bank, National Association, as Agent, as in effect on the date hereof without regard and without giving effect to any waivers given by the Banks (as defined in the Outback Credit Agreement) after the date hereof or amendments agreed to by Outback Steakhouse, Inc. and the Banks (as defined in the Outback Credit Agreement) after the date hereof.

SECTION 4. Conditions to Effectiveness. The effectiveness of this Amendment and the obligations of the Bank hereunder are subject to the following conditions, unless the Bank waives such conditions:

(a) receipt by the Bank from each of the parties hereto of a duly executed counterpart of this Amendment signed by such party;

(b) the fact that the representations and warranties of the Borrower and Guarantors contained in Section 6 of this Amendment shall be true on and as of the date hereof; and

(c) receipt by the Bank of: (i) corporate resolutions and other evidence as the Bank may reasonably request, with respect to the authorization, execution and delivery of this Amendment; and (ii) the opinion of Joseph J. Kadow, Chief Officer-Legal and Corporate Affairs of Outback Steakhouse, Inc. in form and content satisfactory to the Bank.

SECTION 5. No Other Amendment. Except for the amendments set forth above, the text of the Credit Agreement and Guaranty Agreement shall remain unchanged and in full force and effect. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement and this Amendment shall be construed together as a single agreement. The Guaranty Agreement and this Amendment shall be construed together as a single agreement. Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement or Guaranty Agreement, except as herein amended, nor affect nor impair any rights, powers or remedies under the Credit Agreement or Guaranty Agreement as hereby amended. The Bank does hereby reserve all of its rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Advances. The Borrower promises and agrees to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended and the other Finance Documents, the Credit Agreement, as amended, and the other Finance Documents being hereby ratified and affirmed. The Borrower hereby expressly agrees that the Credit Agreement, as amended, and the other Finance Documents are in full force and effect. The Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Guaranty

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Agreement, as heretofore and hereby amended, and the other Finance Documents, the Guaranty Agreement, as amended, and the other Finance Documents being hereby ratified and affirmed. The Guarantors hereby expressly agree that the Guaranty Agreement, as amended, and the other Finance Documents are in full force and effect.

SECTION 6. Representations and Warranties. The Borrower and Guarantors hereby represent and warrant to the Bank as follows:

(a) No Event of Default, nor any act, event, condition or circumstance which with the passage of time or the giving of notice, or both, would constitute an Event of Default, under the Credit Agreement or any other Finance Document has occurred and is continuing unwaived by the Bank on the date hereof.

(b) The Borrower and Guarantors have the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder, or thereunder, to be done, observed and performed by them.

(c) This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and Guarantors and constitutes legal, valid and binding obligations of the Borrower and Guarantors enforceable against them in accordance with its terms, provided that such enforceability is subject to general principles of equity.

(d) The execution and delivery of this Amendment and the performance hereunder by the Borrower and Guarantors do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower or any Guarantor, nor be in contravention of or in conflict with the certificate or articles of incorporation, bylaws or other organizational documents of the Borrower or any Guarantor, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which the Borrower or any Guarantor is party or by which the assets or properties of the Borrower or any Guarantor are or may become bound.

SECTION 7. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

SECTION 8. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Georgia.

SECTION 9. Effective Date. This Amendment shall be effective as of March 10, 2006 (the “Effective Date”).

SECTION 10. Commitment Fee. On the Effective Date the Borrower shall pay to the Bank a fee equal to $10,000.00.

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SECTION 11. Consent by Guarantors. The Guarantors consent to the foregoing amendments. The Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Guaranty Agreement, said Guaranty Agreement, as heretofore and hereby amended, being hereby ratified and affirmed. The Guarantors hereby expressly agree that the Guaranty Agreement, as amended, is in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Amendment as of the day and year first above written.

/s/ Greg L. Walther________________________
duly authorized for and on behalf of Outback
Steakhouse Japan KK

OUTBACK STEAKHOUSE, INC.

By: /s/ Dirk A. Montgomery__________
Dirk A. Montgomery, Chief Financial Officer

                        OUTBACK STEAKHOUSE INTERNATIONAL, INC.

By: /s/ Dirk A. Montgomery__________
Dirk A. Montgomery, Chief Financial Officer

                        OUTBACK STEAKHOUSE INTERNATIONAL, L.P.

By: OSI International, Inc., General Partner

By:/s/ Dirk A. Montgomery__________
Dirk A. Montgomery, Senior Vice President

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WACHOVIA BANK, NATIONAL ASSOCIATION,
LONDON BRANCH

By: /s/ Lynn E. Culbreath___________(SEAL)
Title: Lynn E. Culbreath, Senior Vice President

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